Exhibit 99.1

April 26, 2010
Eagle Rock Announces Update to Fee Provision in Pending Recapitalization and Related Transactions
HOUSTON — Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that the Conflicts Committee has confirmed its determination that the Transaction Fee, as defined in the Amended and Restated Securities Purchase and Global Transaction Agreement (the “Global Transaction Agreement”), should be paid by Eagle Rock in common units. In accordance with the Global Transaction Agreement, the Transaction Fee is to be paid in common units unless the Conflicts Committee elected to pay it in cash on or before April 24, 2010. The Transaction Fee will only be paid if the requisite approval is obtained for the matters outlined in the Partnership’s definitive proxy statement filed on March 30, 2010 and the Minerals Business sale is consummated.
The Partnership has determined that the number of Transaction Fee Common Units, as defined under the Global Transaction Agreement, is 4,825,211 common units, calculated by dividing the $29 million Transaction Fee by a unit price of $6.0101, which represents 90% of the 10-day volume weighted average trading price as of April 24, 2010.
The special meeting of unitholders will be held on May 14, 2010 at Eagle Rock’s offices in Houston, Texas (for unitholders of record as of the close of business on March 29, 2010), and the anticipated closing of the Minerals Business sale is on or before May 25, 2010.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships, in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.
“Board of Directors” in this press release refers to the Board of Directors of the general partner of the general partner of the Partnership.
Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Senior Financial Analyst

This news release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Annual Report on Form 10-K, filed with the SEC for the year ended December 31, 2009, as well as any other public filings and press releases.